Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-41627 and 333-170890 on Form S-3 and in Registration Statement Nos. 333-102882, 333-104768, 333-70450, 333-70452, 333-123558, 333-150142, and 333-166981 on Form S-8 of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of IDEX Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois
February 24, 2011